Registration No. 333-268599
Registration No. 333-185075
Registration No. 333-176222

As filed with the Securities and Exchange Commission on March 13, 2026

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549
___________________

POST-EFFECTIVE AMENDMENT NO. 1
TO
 FORM S-8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

IF Bancorp, Inc.
(Exact Name of Registrant as Specified in its Charter)

Maryland	45-1834449
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

201 East Cherry Street, Watseka, Illinois	60970
(Address of Principal Executive Offices)	(Zip Code)

IF Bancorp, Inc. 2022 Equity Incentive Plan IF Bancorp, Inc. 2012 Equity Incentive Plan Iroquois Federal Savings and Loan Association 401(k) Plan
(Full Title of the Plan)
Copy to:

Stavros Papastavrou
Chairman
ServBanc Holdco, Inc.
3138 East Elwood Street
Phoenix, Arizona 85034
(866) 867-0330
(Name, Address and Telephone
Number of Agent for Service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”):

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ⌧	Smaller reporting company ⌧
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

This Registration Statement shall become effective upon filing in accordance with Rule 464 promulgated under the Securities Act of 1933, as amended.

EXPLANATORY NOTE

This Post-Effective Amendment No. 1 relates to the following Registration Statements on Form S-8 (each, a “Registration Statement” and collectively, the “Registration Statements”) filed with the Securities and Exchange Commission (the “SEC”) by IF Bancorp, Inc. (the “Registrant”):

i.
Registration Statement (File No. 333-268599) filed with the SEC on November 30, 2022, pertaining to the registration of 264,850 shares of the common stock, par value $0.01 per share of the Registrant (the “Common Stock”), reserved for issuance under the IF Bancorp, Inc. 2022 Equity Incentive Plan.

ii.
Registration Statement (File No. 333-185075) filed with the SEC on November 20, 2012, pertaining to the registration of 673,575 shares of the Common Stock, reserved for issuance under the IF Bancorp, Inc. 2012 Equity Incentive Plan.

iii.
Registration Statement (File No. 333-176222) filed with the SEC on August 10, 2011, pertaining to the registration of an indeterminate number of participation interests, all for offer and sale under the Iroquois Federal Savings and Loan Association 401(k) Plan.

In connection with the consummation of the merger of the Registrant with and into SBHI Holdings, Inc., with Registrant as the surviving corporation, followed by the consummation of the merger of the Registrant with and into ServBanc Holdco, Inc. (“ServBanc”), with ServBanc as the surviving corporation, effective March 12, 2026, the Registrant intends to terminate and suspend all reporting obligations with the SEC under the Securities Exchange Act of 1934, as amended, and hereby terminates any and all offerings and sales of its securities registered pursuant to its Registration Statements. Accordingly, pursuant to the undertaking contained in the Registration Statements to remove from registration by means of a post-effective amendment any of the securities that remain unsold at the termination of the offering, ServBanc, as the successor to the Registrant, hereby amends the Registration Statements by deregistering all shares of the Registrant’s common stock, and all options therefor, that remain unissued and unsold under the Registration Statements, if any, as of the date hereof.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, as amended, ServBanc Holdco, Inc. (as successor to the Registrant) certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Phoenix, State of Arizona, on this 13th day of March, 2026. No other person is required to sign this Post-Effective Amendment No. 1 to the Registration Statements in reliance upon Rule 478 under the Securities Act of 1933, as amended.

SERVBANC HOLDCO, INC., AS SUCCESSOR BY MERGER TO IF BANCORP, INC.
By:	/s/ Stavros Papastavrou
Stavros Papastavrou
Chairman
(Duly Authorized Representative)